UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BERKSHIRE HOMES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	0700	68-0680858
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

2375 East Camelback Road, Suite 600
Phoenix, AZ 85016
Tel. (602) 387-5393
(Address and telephone number of principal executive offices)

Incorp Services, Inc.
375 North Stephanie St, Suite 1411
Henderson, Nevada 89014-8909
Tel: 702-866-2500
(Name, address and telephone number of agent for service)

Copies To:

Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, NY 10006
 Tel: 212-930-9700

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (2)

Common Stock	1,510,000	$0.05 per share	$75,500	$5.38	*
__________
*previously paid

(1)	Determined arbitrarily by adding a $0.03 premium to the last sale price of our common stock to investors.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (a) and (o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated _________, 2013

PROSPECTUS
BERKSHIRE HOMES, INC.
1,510,000 SHARES
COMMON STOCK

This prospectus relates to the resale by certain selling shareholders up to 1,510,000 shares of common stock of Berkshire Homes, Inc. (“Company,” “we,” “our,” “us” or “Berkshire Homes”) held by selling shareholders listed in this prospectus. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock initially was quoted on the OTC Bulletin Board under the symbol IDGR. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board as of March 1, 2013, was $7.67. This quotation reflects inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.
_________________
THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.

See section entitled "Risk Factors" beginning on page 7.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices. Each of the selling shareholders, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been limited trading in our common stock and there is no guarantee that a market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
______________

The Date of This Prospectus Is:
 ______________

The following table of contents has been designed to help you find information contained in this prospectus.  We encourage you to read the entire prospectus.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

Prospectus Summary
Prospective investors are urged to read this prospectus in its entirety.

As used in this prospectus, references to the “Company,” “we,” “our,” “us” or “Berkshire Homes” refer to Berkshire Homes, Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Berkshire Homes, Inc. was founded in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” From inception to November 16, 2012, We operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus). Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. The Company now has a new business model, which is to acquire and rehabilitate distressed residential real estate in the United States. Distressed residential real estate is property that is under a foreclosure order or is advertised for sale by its mortgagee.  Distressed property can sometimes be purchased at below market value.  Our model is to acquire properties at below market value, rehabilitate them, and then sell or lease (rent) them, depending on which approach will generate the highest return.  On December 4, 2012, in connection with the change in management and our new business direction, as further described herein, our majority shareholder and our board of directors approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” We are a development stage company and cannot state with certainty whether we will achieve profitability. We have limited revenues, have minimal assets and have incurred losses since inception.

We may need to raise additional capital in order for our business plan to succeed through the sale of additional shares of common stock or debt financing. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business.

There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We are a start-up, development stage company and have generated minimal revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in inventory, shipping, and marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, increases in legal fees related to filings and regulatory compliance and increases in travel expenditures. We may, from time to time, re-evaluate our business plan relative to our capital requirements and ongoing commitments and expenditures.

Our auditors have issued a going concern opinion and have substantial doubt that we can continue as an ongoing business for the next twelve months.

We were incorporated on June 2, 2010 under the laws of the state of Nevada. Our principal office is located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393. Our fiscal year end is November 30.

The Offering:

Securities Being Offered	The selling shareholders are hereby offering up to 1,510,000 shares of common stock.
Offering Price	The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.
Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.
Termination of the Offering
The offering will conclude when all of the 1,510,000 shares of common stock have been sold, the shares no longer need to be registered to be sold due to the operation of Rule 144 or we decide at any time to terminate the registration of the shares at our sole discretion.  In any event, the offering shall be terminated no later than two years from the effective date of this registration statement.

Securities Issued and to be Issued	4,510,000 shares of our common stock are issued and outstanding as of March 1, 2013. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Market for the common stock
Our common stock was quoted on the OTC Bulletin Board under the symbol “IDGR”. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. There has been limited trading in our common stock and there is no guarantee that a market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

Summary Financial Information

The tables and information below are derived from our audited financial statements for the fiscal year ended November 30, 2012.  Our working capital (deficit) as at November 30, 2011 and 2012 was $508,434  and $(955,743), respectively.

As of November 30, 2012 (Audited)
Balance Sheet
Total Assets	$-
Total Liabilities	$955,743
Stockholders’ Equity (Deficit)	$(955,743)
Fiscal Year Ended November 30, 2012 (Audited)
Income Statement
Revenue	$-
Total Expenses	$447,309
Net Loss	$(447,309)

Risk Factors related to our Business and Industry

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

Our business and financial results are affected by local real estate conditions in areas where we own properties.

We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of residential properties in a local area or a decline in the attractiveness of our properties to buyers and potential buyers would have a negative effect on us.

Other factors that may affect general economic conditions or local real estate conditions include:

· population and demographic trends;
· employment and personal income trends;
· zoning, use and other regulatory restrictions;
· income tax laws;
· changes in interest rates and availability and costs of financing;
· competition from other available real estate;
· increased operating costs, including insurance premiums, utilities and real estate taxes, which may not be offset by increased real estate prices.

We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties.

The real estate business is highly competitive. We compete for properties with other real estate investors and purchasers, including other real estate investment trusts, limited partnerships, syndications and private investors, many of whom have greater financial resources, revenues and geographical diversity than we have. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth.  To the extent that we are unable to effectively compete in the marketplace, our business may be adversely affected.

We are subject to significant regulation that inhibits our activities and may increase our costs.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the Americans with Disabilities Act may require us to modify our properties at a substantial cost and noncompliance could result in the imposition of fines or an award of damages to private litigants. Future legislation may impose additional requirements. We may incur additional costs to comply with any future requirements.

Because our auditors have issued a going concern opinion, there is substantial uncertainty that we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such, if we do not generate revenues from our operations or if we do not receive adequate funding, we may have to cease operations and you could lose your investment.

If we do not obtain additional financing, our business will fail.

On November 30, 2012, we had no assets and an accumulated deficit of $979,343 in business development and administrative expenses. Our current cash reserves are not sufficient to meet our obligations for the next twelve-month period. We anticipate that the minimum additional capital necessary to fund our planned operations for the 12-month period will be approximately $500,000 and will be needed for general administrative expenses, business development, marketing costs, support materials and costs associated with being a publicly reporting company. We have generated some revenue from operations to date. In order to expand our business operations, we anticipate that we will have to raise additional funding. If we are not able to raise the capital necessary to fund our business expansion objectives, we may have to delay the implementation of our business plan.

We raised $400,000 during the year ended November 30, 2012 by selling three promissory notes with interest calculated at the rate of sixteen (16%) per cent per annum from the date of advance to the date of payment. All three promissory notes are unsecured and payable on demand. On February 4, 2013 we raised an additional $100,000 by selling a promissory note with the same terms. We do not currently have further arrangements for financing. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of our business plan and initial results from our business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to us.

The most likely source of future funds available to us is through the sale of additional shares of common stock or debt financing.

There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business. If this happens, you could lose all or part of your investment.

We have a very limited history of operations and there is no assurance our future operations will result in revenues or profitability. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on June 2, 2010, and our net loss from inception to November 30, 2012 is $979,343. We have a very limited history of operations upon which an evaluation of our future success or failure can be made. There is no guarantee that we will be able to expand our business operations. Even if we expand our operations, at present, we do not know precisely when this will occur. We cannot guarantee that we will be successful in generating revenues and profit in the future. Failure to generate revenues and profit will cause us to suspend or cease operations.

If we are unable to build and maintain our brand image and corporate reputation, our business may suffer.

We are a new company, having been formed and commenced operations only in 2010. Our success depends on our ability to build and maintain the brand image for our company. We cannot be certain that any additional expenditure on advertising and marketing will have the desired impact on our  brand image and on purchaser preferences. We need to maintain and expand our relationships with potential purchasers and business partners and effectively manage these relationships. If we fail to successfully manage our relationships with purchasers and our business partners, to build and maintain our brand image and corporate reputation our business may suffer.

Because our sole director and officer owns 66.52% of our issued and outstanding common stock, he could make and control corporate decisions that may be disadvantageous to minority shareholders.

Our sole director and officer, Mr. Kylo, owns approximately 66.52% of issued and outstanding shares of our common stock. Accordingly, he will be able to determine the outcome of all corporate transactions or other matters that require shareholder approval, including but not limited to, the election of directors, mergers, consolidations, and the sale of all or substantially all of our assets. He will also have the power to prevent or cause a change in control. The interests of our sole officer and director may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We lack proper internal controls and procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, as appropriate, to allow timely decisions regarding required disclosure based on the definition of “disclosure controls and procedures” in Rule 13a-15(e). In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Management has identified certain material weaknesses relating to our internal controls and procedures. Due to the size and nature of the Company, segregation of all conflicting duties may not always be possible or economically feasible. However, to the extent possible, management plans to implement procedures to assure the initiation of transactions, the custody of assets, the recording of transactions and the approval of reports will be performed by separate individuals. We believe that the foregoing steps will remediate the deficiencies identified and we continue to monitor the effectiveness of these steps and make any changes that management deems appropriate. Additionally, management compensates for the lack of segregation of duties by employing close involvement of management in day to day operations and outsourcing to financial consultants, thereby minimizing the materiality of the impact of such limitations.

Risks Relating to our Common Stock

We do not expect to pay dividends in the foreseeable future.

We have never paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, a return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Any additional funding we arrange through the sale of our common stock will result in dilution to existing shareholders.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted. Such dilution will negatively affect the value of investors’ shares.

There is a limited trading market for our securities, and shareholders may be unable to sell their shares.

There is currently a limited market for our common stock on the Over-The-Counter Bulletin Board. It may be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

Our shares of common stock are subject to the “penny stock” rules of the securities and exchange commission and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

The trading price of our stock may fluctuate significantly and stockholders may have difficulty reselling their shares.

There is a volatility associated with Bulletin Board securities in general and the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock: (i) disappointing results from our development efforts; (ii) failure to meet our revenue or profit goals or operating budget; (iii) decline in demand for our common stock; (iv) downward revisions in securities analysts' estimates or changes in general market conditions; (v) lack of funding generated for operations; (vi) investor perception of our industry or our prospects; and (vii) general economic trends.

In addition, stock markets have experienced price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 500,000,000 shares of common stock, of which 4,510,000 shares are issued and outstanding. Our board of directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices.   Each of the selling shareholders, and any broker-dealer executing sell orders on behalf of the selling shareholders, may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 1,510,000 shares of common stock offered through this prospectus.  These shares were acquired from us in private placements that were exempt from registration under Regulation S promulgated pursuant to the Securities Act of 1933.  All shares were acquired in an offering made outside of the United States solely to non-U.S. persons, with no directed selling efforts in the United States and where offering restrictions were implemented.

The shares include the following:

1. 960,000 shares of our common stock that the selling shareholders acquired from us in a private offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended, which offering closed on September 10, 2010;

2. 550,000 shares of our common stock that the selling shareholders acquired from us in a private offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended, which offering closed on November 18, 2010;

The following table provides as of the date of March 1, 2013, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered for each;
3. the total number of shares that will be owned by each upon completion of the offering; and
4. the percentage owned by each upon completion of the offering.

Name Of Selling Shareholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares To Be Owned Upon Completion Of This Offering	Percentage Of Shares Owned Upon Completion Of This Offering
Wojciech Jozef Antonkiewicz	80,000	80,000	-0-	-0-
Kinga Teresa Czepanis	80,000	80,000	-0-	-0-
Tomasz Iwaszczyszyn	80,000	80,000	-0-	-0-
Dorota Diana Kozuszek	80,000	80,000	-0-	-0-
Tomasz Krzysztof Szklany	80,000	80,000	-0-	-0-
Przemyslaw Grabek	80,000	80,000	-0-	-0-
Olga Aleksandra Lipowska	80,000	80,000	-0-	-0-
Adam Krzysztof Baczmanski	80,000	80,000	-0-	-0-
Dawid Adrian Druzkowski	80,000	80,000	-0-	-0-
Patrycja Danuta Baczmanska	80,000	80,000	-0-	-0-
Damian Przemyslaw Serwaczak	80,000	80,000	-0-	-0-
Adrian Dawid Kurek	80,000	80,000	-0-	-0-
Wojciech Nawrot (1)	50,000	50,000	-0-	-0-
Marianna Nawrot (2)	50,000	50,000	-0-	-0-
Pawel Sitkowski	50,000	50,000	-0-	-0-
Szymon Krajewski	50,000	50,000	-0-	-0-
Mariusz Chorazy	25,000	25,000	-0-	-0-
Marek Ryszard Jurkitewicz	25,000	25,000	-0-	-0-
Dawid Nawrot (3)	50,000	50,000	-0-	-0-
Tadeusz Szymon Prokopiuk	25,000	25,000	-0-	-0-
Daniel Stanislaw Frysny	25,000	25,000	-0-	-0-
Miroslaw Wawryniuk	25,000	25,000	-0-	-0-
Marian Franciszek Prokopiuk	25,000	25,000	-0-	-0-
Mariusz Tadeusz Modrzewski	25,000	25,000	-0-	-0-
Wojciech Dudziak	50,000	50,000	-0-	-0-
Emil Karol Krajewski	25,000	25,000	-0-	-0-
Witold Przemyslaw Glinka	25,000	25,000	-0-	-0-
Pawel Nowak	25,000	25,000	-0-	-0-
Total number of shares	1,510,000	1,510,000	-0-	-0-

(1) Brother of our former officer and director Ireneusz Antoni Nawrot.
(2) Mother of our former officer and director Ireneusz Antoni Nawrot.
(3) Son of our former officer and director Ireneusz Antoni Nawrot.

Besides the above, there are no relationships between our selling shareholders and current or former officers and directors.

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 4,510,000 shares of common stock issued and outstanding on March 1, 2013.

Other than disclosed above, none of the selling shareholders:

1.	has had a material relationship with us other than as a shareholder at any time within the past three years;
2.	has ever been one of our officers or directors;
3.	is a broker-dealer; or a broker-dealer affiliate.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.  There are no arrangements, agreements or understandings with respect to the sale of these securities.

The selling shareholders will sell our shares at prevailing market prices or privately negotiated prices. Our common stock was quoted on the OTC Bulletin Board under the symbol “IDGR”. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144, when eligible.

If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.  If these shares being registered for resale are transferred from the named selling shareholders and the new shareholders wish to rely on the prospectus to resell these shares, then we must first file a prospectus supplement naming these individuals as selling shareholders and providing the information required concerning the identity of each selling shareholder and his or her relationship to us.  There is no agreement or understanding between the selling shareholders and any partners with respect to the distribution of the shares being registered for resale pursuant to this registration statement.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The Securities and Exchange Commission (the “Commission”) has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules to deliver a standardized risk disclosure document prepared by the Commission, which contains:

- a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
- a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements;
- a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
- a toll-free telephone number for inquiries on disciplinary actions;
- a definition of significant terms in the disclosure document or in the conduct of trading penny stocks; and
- such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

- bid and offer quotations for the penny stock;
- the compensation of the broker-dealer and its salesperson in the transaction;
- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Description of Securities

General

Our authorized capital stock consists of two classes designated as “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that we have authority to issue is five hundred million (500,000,000) shares and the total number of shares of Preferred Stock that we have authority to issue is twenty million (20,000,000) shares.

Common Stock

We are authorized to issue 500,000,000 shares of Common Stock, par value $0.0001 per share. As of March 1, 2013, there are 4,510,000 shares of our common stock issued and outstanding, held by  43 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of Preferred Stock, par value $0.0001 per share, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by our Board of Directors from time to time. As of March 1, 2013, there is no Preferred Stock issued and outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have any outstanding warrants to purchase shares of our common stock.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

Other Convertible Securities

We have not issued and do not have any outstanding securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Dean Law Corp. has previously provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by MaloneBailey, LLP (2012) and  De Joya Griffith & Company, LLC (2011) to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business

Overview

We were incorporated in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. On December 4, 2012, our majority shareholder and our sole director approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” Prior to our change of management, we operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus). Following this change in management, we determined it to be in our best interest to change our business focus to that of a company that acquires and rehabilitates distressed residential real estate in the United States. Distressed residential real estate is property that is under a foreclosure order or is advertised for sale by its mortgagee.  Distressed property can sometimes be purchased at below market value.  Our model is to acquire properties at below market value, rehabilitate them, and then sell or lease (rent) them, depending on which approach will generate the highest return.  We are a development stage company and there is no guarantee that we will be able to expand our business, given the lack of revenues and operations to date. We have minimal assets and have incurred losses since inception. It is likely that we will not be able to achieve profitability and might need to cease operations due to the lack of funding. We maintain our statutory registered agent's office at 375 North Stephanie Street, Suite 1411, Henderson, Nevada 89014-8909. Our business office is located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393.

We plan to engage in the acquisition, development, rehabilitation, and resale or lease (rental) of distressed residence real estate. We believe that our experience and resources will enable us to acquire real estate properties at a favorable price. We are reviewing real estate opportunities with a view toward acquiring those which we believe have potential for profits. We will likely need to raise additional capital to make any such acquisition. There is no assurance that we will succeed in acquiring any real estate or that we will profit from the real estate that we acquire.

In addition, we plan to invest in both debt and equity securities of REITs. We may, from time to time, purchase these securities on margin when the interest and dividend yields exceed the cost of the funds. This securities portfolio, to the extent not pledged to secure borrowings, provides us with liquidity and additional income. Such securities are subject to risk arising from adverse changes in market rates and prices, primarily interest rate risk relating to debt securities and equity price risk relating to equity securities. There is no guarantee that we will profit from these securities.

Our business model is to assemble a portfolio of below market value distressed residential real estate nationwide, rehabilitate those properties, and then sell or rent them at a profit. These properties will be assembled at foreclosure auctions, short sales, direct from financial institutions, and from the Federal Deposit Insurance Corporation. Our model is to only buy properties at deep discounts to market prices. Each property will be rehabilitated to give it a modern and refreshed feel. This typically includes but is not limited to paint, tiles, carpet, appliances, landscaping etc. Our model is to not purchase homes built pre 2004 or that are in need of major, mechanical, structural, or electrical rehabilitation. Once the homes have been rehabilitated, market analytics are used to determine short and long term goals for each property. Typically, if a 30% or greater return on investment can be achieved, the home will be liquidated. However, if greater profit can be realized by holding the property we will lease it to a tenant. Both strategies are effective at maximizing returns. The short-term strategy can provide high returns and quick turnover, while the long-term leasing strategy can provide strong capitalization rates and appreciation potential, so long as the United States housing market normalizes back to pre 2007 pricing.

We will have to raise additional capital to purchase residential properties. We have no third party commitments for the capital we will require for these planned investments. Although real estate investing is marked by its cycles, there can be no assurances that the housing market in general and the market will improve in the future.

In analyzing the potential development of a particular project, we evaluate the geographic, demographic, economic, and financial data, including:

	Households, population and employment growth;
	Prevailing rental and occupancy rates in the market area, and possible growth in those rates; and
	Location of the property in respect to schools and public transportation.

Clients

We do not currently have any customers. We expect that our potential clients will consist of, first time homebuyers, young professionals, young families, retirees, and newcomers to the area market.

Competition

Our competitors will include other investors in real estate looking for attractive investment opportunities. These investors include other “equity” investors, real estate investment trusts, limited partnerships, syndications and private investors, among others. Competition in the market areas in which the Company operates is significant and affects the Company’s ability to acquire or expand properties. We will not be differentiating ourselves from the foregoing, but merely competing with them. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well-established companies, companies with substantial customer bases, longer operating histories and better financial positions currently attract customers. Since we are a development stage company, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of the quality of the consulting services that we intend to provide. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, client database, marketing, service, technical and other resources.  Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. At this time, our principal method of competition will be through personal contact with potential clients.

Description of Property

We lease approximately 400 square feet of office space at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016. The lease expires on January 1, 2014 and provides for a rent of $142.35.

Insurance

We do not maintain any insurance.  However, we intend to maintain insurance in the future if management believes it is in the best interests of the Company.  Because we do not currently have any insurance, if we are made party to an action, we may not have sufficient funds to defend the litigation.  If that occurs a judgment could be rendered against us that could cause us to cease operations.

Employees; Identification of Certain Significant Employees

Mr. Llorn Kylo, our CEO and CFO, is our sole employee. If business is successful and we experience rapid growth, we may be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

Research and Development Expenditures

We have not incurred any other research or development expenditures since our incorporation.

Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to real estate in any jurisdiction in which we would conduct activities. Local zoning and use laws, environmental statutes and other governmental requirements may restrict our activities.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Offices

Our office is currently located at 2375 East Camelback Road, Suite 600, Phoenix, AZ 85016.  Our telephone number is 602-387-5393.

Going Concern

We have funded our initial operations through the issuance of 4,510,000 shares of capital stock for net proceeds to us of $23,600, the sale of four promissory notes in the aggregate principal amount of $500,000 (of which $100,000 was raised subsequent to November 30, 2012), and cash proceeds of $19,875 generated from providing consulting service from inception to date. Due to the uncertainty of our ability to generate sufficient revenues from our operating activities and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due, in their report on our financial statements for the fiscal year ended November 30, 2012, our registered independent auditors included additional comments indicating concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our registered independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management plans to continue to seek financing on favourable terms; however, there is no assurance that such financing can be obtained on favourable terms. If we are unable to generate sufficient revenue or unable to obtain additional funds for our working capital needs, we may need to cease or curtail operations.

Market for Common Equity and Related Stockholder Matters

We were initially assigned the trading symbol of “IDGR”. The shares of common stock currently have a quote published in the OTC Bulletin Board System. On December 4, 2012, we changed our name from “Indigo International, Corp.” to “Berkshire Homes, Inc.” In connection with the name change, we changed our trading symbol and commencing on December 13, 2012, our common stock has been quoted on the OTC Bulletin Board under the symbol “BKSH”. On March 1, 2013, no shares of our common stock have traded.

Stockholders of Our Common Shares

As of March 1, 2013, we have  43 registered shareholders and 4,510,000 shares outstanding.

Rule 144 Shares

A total of 3,000,000 shares of our common stock are available for resale to the public in accordance with the volume and trading limitations of Rule 144.  Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Securities Exchange Act of 1934 periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding, which will equal 45,100 shares as of March 1, 2013; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of March 1, 2013, persons who are our affiliates hold all of the 3,000,000 shares that may be sold pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, located at 15500 Roosevelt Blvd Suite 301 Clearwater, FL 33760

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were incorporated in the State of Nevada on June 2, 2010 under the name “Indigo International, Corp.” Effective November 16, 2012, Odelio Arouca resigned as our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Llorn Kylo was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. Additionally, on November 16, 2012, Mr. Kylo was appointed to our Board of Directors. Immediately upon Mr. Kylo’s appointment to the Board of Directors, Mr. Odelio resigned from his position as a director. On December 4, 2012, a majority shareholder and our sole director approved an amendment to our Articles of Incorporation for the purpose of changing our name to “Berkshire Homes, Inc.” Prior to our change of management, we operated a consulting business in commercial cultivation of white mushrooms (agaricus bisporus).  Following this change in management, we determined it to be in our best interest to change our business focus to that of a company that buys and sells residential homes. We are a development stage company and there is no guarantee that we will be able to expand our business, given the lack of revenues and operations to date. We have minimal assets and have incurred losses since inception. It is likely that we will not be able to achieve profitability and might need to cease operations due to the lack of funding.

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing prepared in accordance with accounting principles generally accepted in the United States. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Results of Operations.

Year Ended November 30, 2012 Compared to Year Ended November 30, 2011

Our net loss for the year ended November 30, 2012 was $447,309, a decrease of $84,105 or 16% from a net loss of $531,414 during the year ended November 30, 2011. The decrease was due to our decreased operating expenses,

We generated revenue of $22,000 during the year ended November 30, 2011 in accordance with our service agreement with a Poland based customer. This service agreement expired in September, 2011. During the year ended November 30, 2012 we did not have a service agreement in place and did not generate revenue.

During the year ended November 30, 2012, we incurred operating expense of $404,154, a decrease of $149,260 or 27% from $531,414 during the year ended November 30, 2011. Our consulting fees decreased by $385,084 or 82% from $469,503 in the year ended November 30, 2011 to $84,419 in the year ended November 30, 2012 as we incurred significant expenses in 2011 on searching for business opportunities and human resources. Our general and administrative expenses increased by $43,297 or 101% from $42,796 in the year ended November 30, 2011 to $86,093 in the year ended November 30, 2012 as in 2012 we more actively searched for business activities. Professional fees increased from $18,518 in the year ended November 30, 2011 by $49,820 or 269% to $68,338 in the year ended November 30, 2012 largely due to our audit and legal due diligence costs incurred on a potential business acquisition that was not consummated. Management fees increased from $20,472 in the year ended November 30, 2011 by $144,832 or 707% to $165,304 in the year ended November 30, 2012 as the management contract was not effective until the last month of fiscal 2011. During the year ended November 30, 2011, we wrote off bad debt of $2,125, which was absent in 2012.

During the year ended November 30, 2012 we incurred interest expense of $43,155 on three promissory notes with total principal amount of $400,000 sold during the year ended November 30, 2012. During the year ended November 30, 2011 we did not have interest bearing debt.

Liquidity and Capital Resources

As at November 30, 2012, we had no assets and we had current liabilities of $955,743. As at November 30, 2011, our assets consisted only of prepaid expenses of $7,338 and we had current liabilities of $515,772.

We financed our operations during the year ended November 30, 2012 through the sale of three promissory notes during the period for total proceeds of $400,000. During the year ended November 30, 2011, we did not raise funds through financing activities.

During February, 2013 we raised an additional $100,000 through the sale of a promissory note for the amount.

Plan of Operation and Funding

We expect that working capital requirements will continue to be funded through further issuances of equity securities or debt financing. Our working capital requirements are expected to increase in line with the growth of our business.

Over the next twelve months we believe we will need $500,000 to carry out our ongoing operations and to expand our operations which will come from funds currently available and additional financing.

Off-Balance Sheet Arrangements

As of November 30, 2012, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Going Concern

The audited financial statements for the year ended November 30, 2012, included in this Annual Report, have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities and commitments in the normal course of business. We have generated $22,000 in revenues since inception and have never paid any dividends and are unlikely to pay dividends or generate substantial earnings in the immediate or foreseeable future. Our continuation as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary equity or debt financing to achieve our operating objectives, and the attainment of profitable operations. As at November 30, 2012, we have accumulated losses of $979,343 since inception. As we do not have sufficient funds for our planned operations, we will need to raise additional funds for operations.

Due to the uncertainty of our ability to meet our operating expenses, in their report on the annual financial statements for the year ended November 30, 2012, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549.  D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act.  We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is www.sec.gov.

Directors, Executive Officers, Promoters and Control Persons

Our executive officer and director and his age as of  March 1, 2013 is as follows:

			Date First Elected
Name	Position Held with our Company	Age	or Appointed
Llorn Kylo	CEO, CFO, Secretary, Treasurer and Director	38	November 16, 2012

Biographical Information

Llorn Kylo

Llorn Kylo, 38, was the owner of Kylo Homes, which developed, owned and managed a portfolio of residential properties for sale and rent from 2009 to June 2012. From 2002 to 2009, Mr. Kylo was the owner and Chief Executive Officer of Form 1 Land, Inc., a real estate development company and the President and a Director of Flex Resources Co., Ltd from January 2007 to September 2008. Mr. Kylo was chosen to be a director of the Company based on his real estate industry and construction management experience. Mr. Kylo holds a Bachelor of Commerce Degree from Royal Roads University.

Family Relationships

Mr. Kylo is the sole director and officer of the Company. There are no arrangements or understandings between Mr. Kylo and any other person pursuant to which he was appointed as an officer of the Company.  There have been no related party transactions in the past two years, other than as described herein, in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Kylo has, or will have, a direct or indirect material interest.

Director or Officer Involvement in Certain Legal Proceedings

Our sole officer and director was not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Board Independence

Mr. Kylo is currently our sole director.  We are not listed on a national securities exchange and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the NYSE MKT, Mr. Kylo would not be considered an independent director of the Company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  No term, however, has been accorded to Mr. Kylo’s term as a director.

Significant Employees

We have no significant employees other than our officer and sole director.

Committees of the Board of Directors

Due to our size, we have not formally designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions .

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to partially combine these roles.  Due to the small size of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions partially combined.

Our sole director is primarily responsible for overseeing our risk management processes.  The sole director receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The sole director focuses on the most significant risks facing us and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the sole director’s appetite for risk. While the sole director oversees the Company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on obtaining financing for the company. We expect to adopt a code as we develop our business.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer by any person for all services rendered in all capacities to us for t the  fiscal years ended November 30, 2011  and 2012.

SUMMARY COMPENSATION TABLE
							Nonqualified	All
						Non-Equity	Deferred	Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Odelio Arouca	2012	165,304	-	-	-	-	-	-	165,304
Former CEO, CFO,	2011	20,472	-	-	-	-	-	-	20,472
Secretary,
Treasurer and
Director 1
Llorn Kylo	2012	-	-	-	-	-	-	-	-
CEO, CFO,	2011	NA	NA	NA	NA	NA	NA	NA	NA
Secretary,
Treasurer and
Director 2

1 Resigned on November 16, 2012
2 Appointed on November 16, 2012

Directors’ Compensation

The persons who served as members of our board of directors, including executive officers did not receive any compensation for services as director for 2012 and 2011.

Long-Term Incentive Plans

Currently, we do not have a long-term incentive plan in favour of any director, officer, consultant or employee of our Company.

Stock Option Grants

We have not adopted any equity compensation plan and no stock, options, or other equity securities were awarded to our executive officers since inception.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Values

There were no stock options outstanding as at November 30, 2012.

Compensation Committee Interlocks and Insider Participation

Our sole executive officer does not serve as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

Report on Executive Compensation

Our compensation program for our executive officer is administered and reviewed by our board of directors. Historically, executive compensation consists of a combination of base salary and bonuses. Individual compensation levels are designed to reflect individual responsibilities, performance and experience, as well as the performance of our company. The determination of discretionary bonuses is based on various factors, including implementation of our business plan, acquisition of assets, development of corporate opportunities and completion of financing.

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of March 1, 2013, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Common Stock	Llorn Kylo	3,000,000	66.52%
	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

	2375 East Camelback Road, Suite 600, Phoenix, AZ 85016

Common Stock	Officer and Director as a group that consists of one person	3,000,000 shares	66.52%

On November 16, 2012, Mr. Llorn Kylo purchased an aggregate of 3,000,000 shares of the Company’s Common Stock from Mr. Odelio Arouca in a private transaction for an aggregate purchase price of $23,000.

(1)
Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days of March 1 , 2013, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 1 , 2013, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our common stock is our only issued and outstanding class of securities eligible to vote.

Certain Relationships and Related Transactions

During the year ended November 30, 2012, the Company incurred management fees of $165,304 to the former sole director and officer of the Company who resigned during the year ended November 30, 2012.

During the year ended November 30, 2012 Mr. Llorn Kylo made payments of $3,989 on behalf of the Company which amount was outstanding at November 30, 2012.

A former director of the Company loaned $274 to the Company on June 2, 2010.  The amount was outstanding as of November 30, 2012.

Other than disclosed above, we do not have other related transactions during the year ended November 30, 2012.

Disclosure of Commission Position of Indemnification for
Securities Act of 1933 Liabilities

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

FINANCIAL STATEMENTS

PART I.   FINANCIAL INFORMATION

Item 1.  Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Berkshire Homes, Inc.
(Formerly Indigo International, Corp.)
(A Development Stage Company)
Phoenix, Arizona

We have audited the accompanying balance sheet of Berkshire Homes, Inc. (formerly Indigo International, Corp.) (a development stage company) (the “Company”) as of November 30, 2012, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended November 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The statements of operations, stockholders’ equity (deficit), and cash flows from June 2, 2010 (inception) to November 30, 2011 were audited by other auditors whose report dated March 12, 2012 expressed an unqualified opinion, with an explanatory paragraph discussing the Company’s ability to continue as a going-concern. Our opinion on the statements of operations, stockholders’ equity (deficit), and cash flows from June 2, 2010 (inception) to November 30, 2012, insofar as it relates to amounts for prior periods through November 30, 2011, is solely based on the report of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Berkshire Homes, Inc. (formerly Indigo International, Corp.) (a development stage company) as of November 30, 2012 and the results of their operations and their cash flows for the year ended November 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has negative working capital and suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
February 14, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Indigo International, Corp.

We have audited the accompanying balance sheets of Indigo International, Corp. (A Development Stage Company) as of November 30, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and from inception (June 2, 2010) to November 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over the financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indigo International, Corp. (A Development Stage Company) as of November 31, 2011 and 2010 and the results of its operation and its cash flow for the years then ended and from inception (June 2, 2010) to November 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
March 12, 2012

BERKSHIRE HOMES, INC.
(Formerly Indigo International, Corp.)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	November 30, 2012	November 30, 2011

ASSETS
Current Assets
Prepaid expenses	$-	$7,338
Total current assets	-	7,338

Total assets	$-	$7,338

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued interest	$551,479	$505,148
Accounts payable – related party	3,989	10,349
Due to related party	275	275
Promissory notes	400,000	-
Total current liabilities	955,743	515,772

Total liabilities	955,743	515,772

Stockholders’ Deficit

Preferred stock, $0.0001 par value, 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 500,000,000 shares authorized; 4,510,000 shares issued and outstanding	451	451
Additional paid-in-capital	23,149	23,149
Deficit accumulated during the development stage	(979,343)	(532,034)
Total stockholders’ deficit	(955,743)	(508,434)

Total liabilities and stockholders’ deficit	$-	$7,338

The accompanying notes are an integral part of these financial statements.

BERKSHIRE HOMES, INC.
(Formerly Indigo International, Corp.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Year Ended November 30, 2012	Year Ended November 30, 2011	From Inception (June 2, 2010) to November 30, 2012

REVENUES	$-	$22,000	$22,000

OPERATING EXPENSES
Consulting fees	84,419	469,503	553,922
General and administrative	86,093	42,796	129,509
Professional fees	68,338	18,518	86,856
Management fees	165,304	20,472	185,776
Bad debt expense	-	2,125	2,125
Total Operating Expenses	404,154	553,414	958,188

OPRATING LOSS	(404,154)	(531,414)	(936,188)

Other Expense
Interest expense	(43,155)	-	(43,155)
Total Other Expense	(43,155)	-	(43,155)

NET LOSS	$(447,309)	$(531,414)	$(979,343)

PER SHARE DATA

Loss per common share – basic and diluted	$(0.10)	$(0.12)

Weighted average number of common shares outstanding-basic and diluted	4,510,000	4,510,000

The accompanying notes are an integral part of these financial statements.

BERKSHIRE HOMES, INC.
(Formerly Indigo International, Corp.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
From Inception (June 2, 2010) to November 30, 2012

	Number of Common Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total

Balance at inception on June 2, 2010	-	$-	$-	$-	$-
June 25, 2010
Common shares issued for cash at $0.001	3,000,000	300	2,700	-	3,000

September 10, 2010
Common shares issued for cash at $0.01	960,000	96	9,504	-	9,600

November 18, 2010
Common shares issued for cash at $0.02	550,000	55	10,945	-	11,000

Net loss	-	-	-	(620)	(620)

Balance as of November 30, 2010	4,510,000	451	23,149	(620)	22,980
Net loss	-	-	-	(531,414)	(531,414)

Balance as of November 30, 2011	4,510,000	451	23,149	(532,034)	(508,434)
Net loss	-	-	-	(447,309)	(447,309)

Balance as of November 30, 2012	4,510,000	$451	$23,149	$(979,343)	$(955,743)

The accompanying notes are an integral part of these financial statements.

BERKSHIRE HOMES, INC.
(Formerly Indigo International, Corp.)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Year Ended November 30, 2012	Year Ended November 30, 2011	From Inception (June 2, 2010) to November 30, 2012

OPERATING ACTIVITIES
Net loss	$(447,309)	$(531,414)	$(979,343)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	7,338	(7,338)	-
Accounts payable and accrued interest	46,331	505,149	551,480
Accounts payable – related party	(6,360)	10,349	3,989
Net cash used in operating activities	(400,000)	(23,254)	(423,874)

FINANCING ACTIVITIES
Loans from related parties	-	-	274
Issuance of promissory notes	400,000	-	400,000
Sale of common stock	-	-	23,600
Net cash provided by financing activities	400,000	-	423,874

Net change in cash and equivalents	-	(23,254)	-
Cash and equivalents at beginning of the period	-	23,254	-
Cash and equivalents at end of the period	$-	$-	$-

Supplemental cash flow information:
Cash paid for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

BERKSHIRE HOMES, INC.
(Formerly Indigo International, Corp.)
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND CONTINUANCE OF BUSINESS

Organization and Description of Business

Berkshire Homes, Inc. (formerly Indigo International, Corp., the “Company”) was incorporated under the laws of the State of Nevada, U.S. on June 2, 2010.  The Company is in the development stage as defined under Statement on Financial Accounting Standards Accounting Standards Codification FASB ASC 915-205 "Development-Stage Entities.”

The Company operated an agricultural consulting business until November 16, 2012 when upon change of management the Company changed its business focus to acquisition, rehabilitation and sale or lease of distressed residential real estate in the United States.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has a working capital deficit of $955,743 as of November 30, 2012 and has incurred losses since inception resulting in an accumulated deficit of $979,343 as of November 30, 2012. Further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management intends to finance operating costs over the next twelve months with loans and/or private placement of common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in US dollars. The Company’s fiscal year-end is November 30.

  b) Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c) Earnings (Loss) Per Share

The Company computes earnings (loss) per share in accordance with ASC260, "Earnings per Share". ASC260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

d) Comprehensive Loss

ASC220, “Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2012 and 2011, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e) Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents.

f) Financial Instruments

The Company’s financial instruments as defined by FASB ASC 825-10-50 include cash, accounts payable and accrued interest, accounts payable to related parties, due to related party and promissory notes. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 30, 2012.

The Company does not have any assets or liabilities measured at fair market value on a recurring basis at November 30, 2012 and 2011. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the years ended November 30, 2012 and 2011.

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

g) Revenue Recognition

The Company recognizes revenue when there is a persuasive evidence of an arrangement, the amount of fees to be paid by the customer is fixed or determinable, products are fully delivered or services have been provided and collection is reasonably assured.

h) Income Taxes

The Company accounts for income taxes under FASB ASC 740 “Income Taxes”. Under the assets and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not the Company will not realize tax assets through future operations.

i) Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in other currencies and management has adopted ASC 830, “Foreign Currency Matters”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

j) Newly Adopted Accounting Pronouncements

The Company’s management does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – COMMON STOCK

From inception through November 30, 2012, the Company has issued an aggregate of 4,510,000 common shares for cash proceeds of $23,600.

On January 11, 2013, the Company amended and restated its Articles of Incorporation and increased the Company’s authorized capital stock from 75,000,000 shares of Common Stock at par value of $0.001 per share and no Preferred Stock to 500,000,000 shares of Common Stock at par value of $0.0001 per share and 20,000,000 shares of “blank-check” Preferred Stock at par value of $0.0001 par value per share.

The financial statements herein have been retroactively restated to reflect the amended par value of Common Stock.

NOTE 4 – RELATED PARTY TRANSATIONS AND BALANCES

During the years ended November 30, 2012 and 2011, the Company incurred management fees of $165,304 and $20,472, respectively to the former sole director and officer of the Company who resigned during the year ended November 30, 2012.

During the year ended November 30, 2012, the sole director and officer of the Company made payments of $3,989 on behalf of the Company which is outstanding and recorded as accounts payable to related party at November 30, 2012.

A former director of the Company loaned $275 to the Company on June 2, 2010. The amount was outstanding at November 30, 2012.

The amounts due to related parties are due on demand, non-interest bearing and unsecured.

NOTE 5 – PROMISSORY NOTES

During the year ended November 30, 2012, the Company issued three promissory notes for total proceeds of $400,000 at an interest rate of 16% per annum. All three promissory notes are unsecured and payable on demand. During the year ended November 30, 2012, the Company recorded interest expense of $43,155 on the three promissory notes.

NOTE 6 – INCOME TAXES

The company adopted the provision of ASC740, “Accounting for Income Taxes”. Pursuant to ASC740 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in the financial statements because the Company cannot be assured that it is more likely that not that it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at November 30, 2012 and 2011, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are listed below:

	2012	2011
Deferred tax assets:
Net operating loss carry forward	$979,343	$532,034
Total deferred tax assets	342,770	186,212
Less: valuation allowance	(342,770)	(186,212)
Net deferred tax assets	$-	$-

The cumulative net operating loss carryforward is approximately $979,343 as of November 30, 2012 and it will begin to expire in the year 2030. The valuation allowance for deferred tax assets as of November 30, 2012 was $342,770. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of November 30, 2012.

Reconciliation between the statutory rate and the effective tax rate is as follows at November 30, 2012 and 2011:

	2012	2011

Federal statutory tax rate	(35.0)%	(35.0)%
Permanent difference and other	35.0%	35.0%
Effective tax rate	-%	-%

NOTE 7 – SUBSEQUENT EVENTS

On January 11, 2013, the Company amended and restated its Articles of Incorporation to increase its authorized capital stock and amend the par value of its common stock (see Note 3) and amended and restated its bylaws.

On February 4, 2013, the Company sold a promissory note for gross proceeds of $100,000 at an interest rate of 16% per annum, which is unsecured and payable on demand.

SUBJECT TO COMPLETION, DATED _____________, 2013

PROSPECTUS

BERKSHIRE HOMES, INC.

1,510,000 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ________________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II.  Information Not Required in the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$5
Transfer Agent Fees	5,000
Accounting fees and expenses	3,500
Legal fees and expenses	3,000
Edgar filing fees	500

Total	$12,005

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or other costs of sale.

Indemnification of Directors and Officers

Our sole officer and director is indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation; that is not the case with our Articles of Incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Recent Sales of Unregistered Securities

We issued 3,000,000 shares of our common stock to Mr. Nawrot (our former President, Chief Executive Officer, Treasurer and director) on June 25, 2010. He acquired these 3,000,000 shares at a price of $0.001 per share for total proceeds to us of $3,000. These shares were issued pursuant to Regulation S promulgated pursuant to the Securities Act of 1933. The shares were issued with a Rule 144 restrictive legend. On October 25, 2011, these shares were sold to Odelio Arouca for $30,000. On November 16, 2012, these shares were sold to Llorn Kylo for $23,000.

On September 10, 2010 we completed an offering of 960,000 shares of our common stock to 12 offshore investors. The total amount received from this offering was $9,600. We completed this offering pursuant to Regulation S of the Securities Act.

On November 18, 2010 we completed an offering of 550,000 shares of our common stock to six offshore investors. The total amount received from this offering was $11,000. We completed this offering pursuant to Regulation S of the Securities Act.

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

We did not make any directed selling efforts in the United States.  We also did not engage any distributors, any respective affiliates, nor any other person on our behalf to make directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act of 1933;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act of 1933; and

We are required by law to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933, or pursuant to an available exemption from registration.

Exhibits

Exhibit No.	Document Description

3.1	Articles of Incorporation (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.2	By-Laws (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.3	Certificate of Amendment, dated December 5, 2012 (incorporated by reference to our current report on Form 8-K filed on December 11, 2012)
3.4	Certificate of Amendment, dated December 11, 2012 (incorporated by reference to our current report on Form 8-K filed on December 12, 2012)
3.5	Amended and Restated Articles of Incorporation (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
3.6	Amended and Restated Bylaws (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
5.1	Opinion of Dean Law Corp. with consent to use*
10.1	Promissory Note dated January 20, 2012 (incorporated by reference to our current report on Form 8-K filed on January 26, 2012)
10.2	Promissory Note dated February 16, 2012 (incorporated by reference to our current report on Form 8-K filed on February 24, 2012)
10.3	Form of Promissory Note dated May 22, 2012 (incorporated by reference to our annual report on Form 10-K filed on February 15, 2013)
10.4	Form of Promissory Note dated February 4, 2013 (incorporated by reference to our annual report on Form 10-K filed on February 15, 2013)
23.1	Consent of De Joya Griffith & Company, LLC of Henderson, Nevada
23.2	Consent of MaloneBailey, LLP of Houston, Texas
101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*Previously Filed.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.
Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Phoenix, Arizona, on March 1, 2013.

Berkshire Homes, Inc.

By:	/s/ Llorn Kylo
Llorn Kylo
President, Chief Executive Officer,
Chief Financial Officer, Treasurer, Secretary and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Llorn Kylo	President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director	March 1, 2013
Llorn Kylo	(Principal Executive Officer and Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Document Description

3.1	Articles of Incorporation (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.2	By-Laws (incorporated by reference to our registration statement on Form S-1 filed on December 27, 2010)
3.3	Certificate of Amendment, dated December 5, 2012 (incorporated by reference to our current report on Form 8-K filed on December 11, 2012)
3.4	Certificate of Amendment, dated December 11, 2012 (incorporated by reference to our current report on Form 8-K filed on December 12, 2012)
3.5	Amended and Restated Articles of Incorporation (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
3.6	Amended and Restated Bylaws (incorporated by reference to our current report on Form 8-K filed on January 17, 2013)
5.1	Opinion of Dean Law Corp. with consent to use*
10.1	Promissory Note dated January 20, 2012 (incorporated by reference to our current report on Form 8-K filed on January 26, 2012)
10.2	Promissory Note dated February 16, 2012 (incorporated by reference to our current report on Form 8-K filed on February 24, 2012)
10.3	Form of Promissory Note dated May 22, 2012 (incorporated by reference to our annual report on Form 10-K filed on February 15, 2013)
10.4	Form of Promissory Note dated February 4, 2013 (incorporated by reference to our annual report on Form 10-K filed on February 15, 2013)
23.1	Consent of De Joya Griffith & Company, LLC of Henderson, Nevada
23.2	Consent of MaloneBailey, LLP of Houston, Texas
101.INS **	XBRL Instance Document
101.SCH **	XBRL Taxonomy Extension Schema Document
101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB **	XBRL Taxonomy Extension Label Linkbase Document
101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*Previously Filed.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.